================================================================================

                            STOCK PURCHASE AGREEMENT

                                      AMONG

                              SEATEC SYSTEMS, INC.
                                   AS SELLER,

                               WILLIAM G. WURSTER
               (SOLELY WITH RESPECT TO ARTICLE V AND SECTION 7.7)
                                   AS SELLER,

                              SEATEC BELIZE LIMITED
       (SOLELY WITH RESPECT TO ARTICLE IV AND SECTIONS 7.1, 7.2, AND 7.4),

                                       AND

                           CONSOLIDATED WATER CO. LTD.
                                    AS BUYER.

================================================================================

                                  June 27, 2000


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                            STOCK PURCHASE AGREEMENT

         THIS STOCK PURCHASE AGREEMENT (this "Agreement") dated June 27, 2000, is entered into among SEATEC SYSTEMS, INC., a company incorporated under the laws of Delaware ("SeaTec"), WILLIAM G. WURSTER ("Wurster"), who has executed this Agreement solely with respect to Article V and Section 7.5, SEATEC BELIZE LIMITED, a company organized under the laws of Belize ("SBL"), which has executed this Agreement solely with respect to Article IV and Sections 7.1, 7.2 and 7.4 and CONSOLIDATED WATER CO. LTD., a company incorporated under the laws of the Cayman Islands, British West Indies ("Consolidated Water").

                                    RECITALS

         A. SeaTec owns 998 ordinary shares of SBL, which represents 99.8% of the issued and outstanding ordinary shares of SBL.

         B. William G. Wurster ("Wurster") owns two ordinary shares of SBL, which represents the remaining 0.2% of the issued and outstanding ordinary shares of SBL.

         C. Consolidated Water will purchase from SeaTec and Wurster, and SeaTec and Wurster will sell to Consolidated Water, all of their ordinary shares (the "Shares") of SBL, for an aggregate purchase price of U.S.$3,857,000 (the "Purchase Price"), and subject to and in accordance with other terms and conditions of this Agreement.

         NOW, THEREFORE, the parties agree as follows:

                                     ARTICLE
                                  IDEFINITIONS

         SECTION 1.1 CERTAIN DEFINED TERMS. As used in this Agreement, the following terms shall have the following meanings:

         "AFFILIATE" means, with respect to any specified Person, any other Person (other than SBL) that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person. "CONTROL" (including the terms "CONTROLLING," "CONTROLLED BY" and "UNDER COMMON CONTROL WITH"), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise, including, without limitation, the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.



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         "ASSETS" has the meaning specified in Section 4.14 hereof.

         "BANKRUPTCY" means (a) an adjudication of bankruptcy under the U.S. Bankruptcy Reform Act of 1978, as amended, or any successor statute, (b) the specified Person stops payment of, is deemed unable under Belize bankruptcy Law or otherwise admits inability to pay its debts or becomes or is deemed to be insolvent, (c) the making of a winding up or administration order in respect of the specified Person, (d) an assignment for the benefit of creditors, (e) the specified Person either does, resolves to do or commences negotiations with a view to doing any of the following: (i) makes a general or special arrangement or composition (whether voluntary or compulsory) with its creditors or any class of creditors, (ii) declares or agrees to a moratorium, (iii) issues a notice convening a meeting to resolve to do any of the foregoing (other than for the purpose of a solvent amalgamation or reconstruction), or (iv) makes a proposal for a voluntary arrangement under Belize bankruptcy Law to be made in respect of the specified Person, (f) the filing of a voluntary petition in bankruptcy or reorganization or the passing of a resolution for voluntary liquidation, reconstruction or winding up (other than for the purpose of a solvent amalgamation or reconstruction), or (g) the failure to vacate the appointment of a receiver, trustee, provisional liquidator or administrative receiver for any part or all of the assets or property of a party within 60 days from the date of such appointment.

         "CONFIDENTIAL INFORMATION" of any Party means all data, reports, interpretations, trade secrets, forecasts and records containing or otherwise reflecting information concerning such Party or the transactions contemplated hereby which is of a confidential nature, or which is not available to the general public and which such Party provides or has previously provided to the other Party(ies) at any time pursuant to or in connection with this Agreement or the transactions contemplated hereby. "Confidential Information" includes any information obtained by a meeting with personnel or a representative of a Party or its subsidiaries, together with analyses, compilations, studies or other documents prepared by the Party obtaining the information, which contain the Confidential Information. However, "Confidential Information" does not include any information which: (a) at the time of disclosure or thereafter is available to the public (other than as a result of a disclosure by a Party in violation of the terms of this Agreement); or (b) was or becomes available to a Party from a source other than the Party, unless such Party knows that the source is bound by the terms of a confidentiality agreement with the other Party.

         "ENCUMBRANCE" means any security interest, pledge, mortgage, lien (including, without limitation, environmental and Tax liens), charge, encumbrance, adverse claim, option, preferential arrangement or restriction of any kind, including, without limitation, any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

         "ENVIRONMENTAL LAWS" means The Belize Environmental Protection Act and the Regulations made thereunder.

         "GAAP" means United States generally accepted accounting principles and practices as in effect during the relevant period and applied consistently throughout the periods involved.




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         "GOVERNMENTAL AUTHORITY" means the respective federal, state or local government, governmental, regulatory or administrative authorities (or subdivisions thereof) of the United States or Belize, as the case may be, and their respective agencies, commissions, courts, tribunals or judicial or arbitral bodies. It is not the intent of this Agreement, nor shall it be the effect of this Agreement, to submit or subject any Party to, or authorize the exercise of, jurisdiction by any Governmental Authority not otherwise having jurisdiction.

         "GOVERNMENTAL ORDER" means applicable orders, writs, judgments, injunctions, decrees, stipulations, determinations or awards entered by or with a Governmental Authority.

         "INTELLECTUAL PROPERTY" means (a) inventions, whether or not patentable, whether or not reduced to practice, and whether or not yet made the subject of a pending patent application or applications, (b) ideas and conceptions of potentially patentable subject matter, including, without limitation, any patent disclosures, whether or not reduced to practice and whether or not yet made the subject of a pending patent application or applications, (c) national (including the United States) and multinational statutory invention registrations, patents, patent registrations and patent applications (including all reissues, divisions, continuations, continuations-in-part, extensions and reexaminations) and all rights therein provided by international treaties or conventions and all improvements to the inventions disclosed in each such registration, patent or application, (d) trademarks, service marks, trade dress, logos, trade names and corporate and partnership names, whether or not registered, including all common law rights, and registrations and applications for registration thereof, including, but not limited to, all marks registered in trademark offices throughout the world, and all rights therein provided by international treaties or conventions, (e) copyrights (registered or otherwise) and registrations and applications for registration thereof, and all rights therein provided by international treaties or conventions, (f) moral rights (including, without limitation, rights of paternity and integrity), and waivers of such rights by others, (g) computer software, including, without limitation, operating systems and specifications, data, data bases, files, documentation and other materials related thereto, (h) trade secrets and confidential, technical and business information (including ideas, flow charts, logic diagrams, formulas, compositions, patterns, devices, methods, techniques, processes, inventions, and conceptions of inventions whether patentable or unpatentable and whether or not reduced to practice), (i) whether or not confidential, technology (including know-how and show-how), manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial, marketing and business data, selling, pricing and cost information or procedures, business and marketing plans and customer and supplier lists and information, (j) copies and tangible embodiments of all the foregoing, in whatever form or medium, (k) all rights to obtain and rights to apply for patents, and to register trademarks and copyrights, (l) all rights to sue or recover and retain damages and costs and attorneys' fees for present and past infringement of any of the foregoing, and (m) all goodwill associated with the foregoing.

         "LAW" means applicable statutes, ordinances, regulations, rules, codes, other requirements or rules of law issued by a Governmental Authority.





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         "MATERIAL ADVERSE EFFECT" means any circumstance, change in, or effect on the business of any Party that: (a) is materially adverse to the business, operations, assets or liabilities, results of operations or the financial condition of such Party, or (b) adversely and materially affects the ability of such Party to operate or conduct its business in the manner in which it is currently, operated or conducted.

         "PARTY" means SeaTec, Wurster, SBL or Consolidated Water, as the context of this Agreement requires. The plural usage of Party collectively refers to SeaTec, Wurster, SBL and Consolidated Water.

         "PERSON" means any individual, partnership, firm, corporation, limited liability company, limited liability partnership, joint venture, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

         "RECEIVABLES" means any and all accounts, notes and other receivables of SBL from third parties, including, without limitation, customers, arising from the conduct of SBL's business or otherwise before the date hereof, whether or not in the ordinary course, together with all unpaid financing charges accrued thereon.

         "TANGIBLE PERSONAL PROPERTY" means machinery, equipment, tools, supplies, furniture, fixtures, personalty, vehicles, rolling stock and other tangible personal property used in SBL's business.

         "TAX" or "TAXES" means any and all taxes, stamp duties, fees, levies, duties, tariffs, imposts, and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority or taxing authority, including, without limitation: taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation, or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes; license, registration and documentation fees; and customs duties, tariffs, and similar charges.

         "TO THE KNOWLEDGE" means the actual knowledge of the applicable Party and/or any executive, manager or director of the Party, and an individual shall be deemed to have "knowledge" of a particular fact, circumstance or other matter if: (a) such Person is actually aware of such fact or matter, or (b) a prudent individual would be expected to discover or otherwise become aware of such fact, circumstance or other matter in the course of conducting a reasonably comprehensive inquiry concerning the truth or existence of such fact, circumstance or other matter. SeaTec and SBL shall be deemed to have notice and knowledge of any Governmental Order delivered to, or served on, SeaTec or SBL, or any of their Affiliates.



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                                   ARTICLE II
                               PURCHASE AND SALE

         SECTION 2.1 CLOSING. The closing of the purchase and sale of the Shares (the "Closing") shall take place at the offices of Steel Hector & Davis, LLP, on July 21, 2000, or such other date as is mutually agreed to in writing by the Parties (the "Closing Date").

         SECTION 2.2 PURCHASE AND SALE. Subject to the fulfillment of the terms and conditions contained herein, and based upon the representations and warranties set forth herein, on the Closing Date, Consolidated Water shall purchase from SeaTec and Wurster, and SeaTec and Wurster shall sell to Consolidated Water (the "Closing"), the Shares free and clear of any and all Encumbrances. In consideration of and in full payment for the Shares, Consolidated Water shall pay to SeaTec and Wurster on the Closing Date, by wire transfer of immediately available funds, the Purchase Price less the Deposit referred to in Section 2.3 hereof and as adjusted in accordance with Section 7.3(a) hereof.

         SECTION 2.3 EARNEST MONEY DEPOSIT. Upon execution of this Agreement by all of the Parties, Consolidated Water shall make a wire transfer payment to SeaTec in the amount of $25,000 (the "Deposit"). If the Governmental Authority of Belize and its Water and Sewerage Authority have not approved the consummation of this Agreement and the transactions contemplated hereunder by the Closing Date, or SeaTec or Wurster fails to honor its or his obligations hereunder on the Closing Date for any reason other than Consolidated Water's material breach of any of its obligations hereunder, then SeaTec promptly shall make a wire transfer payment to Consolidated Water after the Closing Date of the full amount of the Deposit. If the closing of the transactions contemplated hereunder occurs on the Closing Date, the Deposit shall be applied to the Purchase Price, and Consolidated Water shall make a wire transfer payment to SeaTec and Wurster in the aggregate amount of $3,832,000, as adjusted in accordance with Section 7.3(a) hereof. If the closing of the transactions contemplated hereunder does not occur on the Closing Date, SeaTec shall retain the Deposit, and Consolidated Water shall have no further liability to SeaTec whatsoever.

                                   ARTICLE III
                   REPRESENTATIONS, WARRANTIES AND COVENANTS
                             WITH RESPECT TO SEATEC

         As an inducement to Consolidated Water to enter into this Agreement, SeaTec, as of the date hereof and on the Closing Date, represents, warrants and covenants to Consolidated Water as follows:

         SECTION 3.1 ORGANIZATION, QUALIFICATION, ETC. OF SEATEC. SeaTec is a duly organized and validly existing corporation under the laws of the State of Delaware and has all necessary corporate power and authority to own, operate or




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lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been, is currently and is anticipated to be conducted.

         SECTION 3.2 TITLE TO THE SHARES. SeaTec (a) has good and marketable title to and legal and beneficial ownership of 998 Shares, and (b) has full right, power and authority to sell, assign, transfer and deliver its Shares hereunder, free and clear of any Encumbrance.

         SECTION 3.3 AUTHORITY OF SEATEC. SeaTec has all necessary corporate power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by SeaTec, the performance by SeaTec of its obligations hereunder and the consummation by SeaTec of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of SeaTec. This Agreement has been duly executed and delivered by SeaTec and (assuming due authorization, execution and delivery by Consolidated Water) constitutes the legal, valid and binding obligation of SeaTec, enforceable against SeaTec in accordance with its terms, except as such enforcement may be subject to (a) Bankruptcy or other similar laws now or hereafter in effect relating to creditors' rights generally and (b) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law).

         SECTION 3.4 NO CONFLICT. Assuming the making and obtaining of all filings, notifications, consents, approvals, authorizations and other actions referred to in SCHEDULE 3.4 hereto, the execution, delivery and performance of this Agreement by SeaTec and the consummation of the transactions contemplated hereby do not and will not (a) violate, conflict with or result in the breach of any provision of SeaTec's Certificate of Incorporation or Bylaws, (b) to the knowledge of SeaTec, conflict with or violate any Law or Governmental Order applicable to SeaTec, which violation or conflict would, individually or in the aggregate, have a Material Adverse Effect on SeaTec, its business or on the transactions contemplated hereby, or (c) to the knowledge of SeaTec, result in any breach of, constitute a default (or an event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any Encumbrance on any of the assets or properties of SeaTec or its business pursuant to, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument, agreement or arrangement to which SeaTec is a party or by which any of such assets or properties is bound or affected which conflict or violation would, individually or in the aggregate, have a Material Adverse Effect on the ability of SeaTec to consummate the transactions contemplated hereby.

         SECTION 3.5 CONSENTS AND APPROVALS. Except as set forth in SCHEDULE 3.5 hereto, the execution, delivery and performance of this Agreement by SeaTec and the transactions contemplated hereby do not and will not require, to the knowledge of SeaTec, any consent, approval, authorization or other order of, action by, filing with or notification to any Governmental Authority or any third party.


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         SECTION 3.6 LITIGATION. There are no claims or proceedings by or against SeaTec or any of SeaTec's subsidiaries or any of SeaTec's or its subsidiaries' directors, officers, employees or agents pending or, to the knowledge of SeaTec, threatened and which, if adversely determined, could reasonably be expected to have a Material Adverse Effect or could reasonably be expected to affect the legality, validity or enforceability of this Agreement or the consummation of the transactions contemplated hereby.

         SECTION 3.7 INDEBTEDNESS OF SBL. On the Closing Date, there are no amounts due from SBL to SeaTec, directly or indirectly.

         SECTION 3.8 TRANSFER TAXES. SeaTec shall pay all transfer taxes of any kind (including stamp duties required by the Government of Belize) applicable to the transfer of the Shares to Consolidated Water.

         SECTION 3.9 BROKERS. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of SeaTec.

         SECTION 3.10 REGISTRATION OF SHARES. The Shares have not been registered under the Securities Act of 1933 or any other applicable Law.

         SECTION 3.11 FULL DISCLOSURE. No representation or warranty of SeaTec contained in this Agreement and the Schedules attached hereto and no written statement contained in any financial , operating or other data furnished since February 17, 2000 or to be furnished to Consolidated Water pursuant to this Agreement contains or will contain any materially untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading.

         SECTION 3.12 NO IMPLIED REPRESENTATIONS. SeaTec makes no representations or warranties other than those (a) expressly set forth in this Agreement and the Schedules attached hereto, and (b) in any written statement contained in any financial , operating or other data furnished to Consolidated Water since February 17, 2000, or to be furnished to Consolidated Water pursuant to this Agreement.

                                   ARTICLE IV
                   REPRESENTATIONS, WARRANTIES AND COVENANTS
                              WITH RESPECT TO SBL

         As an inducement to Consolidated Water to enter into this Agreement, SeaTec and SBL, as of the date hereof and on the Closing Date, jointly and severally represent, warrant and covenant to Consolidated Water as follows:



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         SECTION 4.1 ORGANIZATION, QUALIFICATION, ETC. OF SBL. SBL is a duly incorporated and validly existing company under the laws of Belize and has all necessary corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been, is currently and is currently anticipated to be conducted. SBL is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing does not have, or could not reasonably be expected to have, a Material Adverse Effect. All material corporate actions taken by SBL have been duly authorized and SBL has not taken any action that in any respect conflicts with, constitutes a default under or results in a violation of any provision of its Memorandum of Association and Articles of Association (collectively, the "Charter Documents"), except to the extend such conflict or failure does not have a Material Adverse Effect. True and correct copies of SBL's (a) Charter Documents as amended and restated through the date hereof and (b) resolutions of SBL's board of directors and stockholders adopted prior to the date hereof heretofore have been delivered to Consolidated Water and all of such resolutions remain in full force and effect in the form delivered to Consolidated Water, unless any of such resolutions have been modified and the modified resolutions are provided to Consolidated Water prior to the Closing.

         SECTION 4.2 CAPITALIZATION OF SBL. The entire authorized capital stock of SBL consists of 1,000 ordinary shares of $10.00 (Belize) each. All of the authorized shares are issued and outstanding. There are no preemptive rights with respect to any ordinary shares of SBL and, there are no outstanding options, subscriptions, warrants, calls, contracts, convertible securities, or other rights, agreements, arrangements or commitments of any character under which SBL is or may become obligated to issue, assign or transfer any ordinary shares or purchase, redeem or otherwise acquire any outstanding ordinary shares of SBL, except as set forth in SCHEDULE 4.2 attached hereto. All outstanding ordinary shares of SBL have been duly and validly authorized and issued and are fully paid and owned, beneficially and of record as follows: 998 Shares owned by SeaTec and two Shares owned by Wurster. Neither SBL nor SeaTec has granted any option or other right to purchase any ordinary shares of SBL or any interest therein from any such stockholder.

         SECTION 4.3 AUTHORITY OF SBL. SBL has all necessary corporate power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by SBL of this Agreement, the performance by SBL of its obligations hereunder and the consummation by SBL of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of SBL. This Agreement has been duly executed and delivered by SBL and (assuming due authorization, execution and delivery by the other parties thereto) constitutes the legal, valid and binding obligation of SBL, enforceable against SBL in accordance with its terms, except as such enforcement may be subject to (a) Bankruptcy or other similar laws now or hereafter in effect relating to creditors' rights generally and (b) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law).




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


         SECTION 4.4 NO CONFLICT. Assuming the making and obtaining of all filings, notifications, consents, approvals, authorizations and other actions referred to in SCHEDULE 4.4 hereto, the execution, delivery and performance of this Agreement by SBL and the consummation of the transactions contemplated hereby do not and will not (a) violate, conflict with or result in the breach of any provision of SBL's Charter Documents, (b) to the knowledge of SeaTec, conflict with or violate any Law or Governmental Order applicable to SBL, its business or the Assets which violation or conflict could, individually or in the aggregate, have a Material Adverse Effect on SBL, its business or on the transactions contemplated hereby, or (c) to the knowledge of SeaTec, conflict with, result in any breach of, constitute a default (or an event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any Encumbrance on any of its Assets pursuant to, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument, agreement or arrangement to which SBL is a party or by which any of such assets or properties is bound or affected which conflict, breach, default or violation could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on SBL or the business of SBL.

         SECTION 4.5 CONSENTS AND APPROVALS. Except as set forth in SCHEDULE 4.5 hereto, to the knowledge of SeaTec, the execution, delivery and performance of this Agreement by SBL does not and will not require any consent, approval, authorization or other order of, action by, filing with or notification to any Governmental Authority or any third party.

         SECTION 4.6 LITIGATION. There are no actions, disputes or claims being brought or, to the knowledge of SeaTec, threatened by or against SBL of any of SBL's subsidiaries or any of SBL's directors, officers, employees or agents, or affecting any of the Assets, pending or threatened, and which, if adversely determined, could reasonably be expected to have a Material Adverse Effect.

         SECTION 4.7 FINANCIAL INFORMATION.

                  (a) To the knowledge of SeaTec, SBL's audited annual financial statements for the year ended December 31, 1999 (the "1999 Financial Statements"), which have been furnished by SBL to Consolidated Water have been prepared in accordance with GAAP, which principles have been consistently applied throughout the periods involved (except as disclosed therein) and fairly present in all material respects the financial state of affairs of SBL as of the dates thereof and the results of SBL's operations for the period then ended.

                  (b) Since December 31, 1999, SBL has not paid or declared any dividend or distribution with respect to its outstanding capital stock.

         SECTION 4.8 RECEIVABLES. All Receivables reflected on the 1999 Financial Statements arose from, and the Receivables existing as of the Closing Date will have arisen from,




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
the sale of services to persons not Affiliated with SBL and in the ordinary course of its business consistent with past practice and constitute or will constitute, as the case may be, only valid claims of SBL not subject to valid claims of set-off, off-set or other valid defenses or counterclaims. The 1999 Financial Statements make full provision for all doubtful debts and all bad debts have been written off, except for doubtful debts and bad debts that, individually or in the aggregate, would not have a Material Adverse Effect on SBL or the Business.

         SECTION 4.9 CONDUCT OF BUSINESS IN THE ORDINARY COURSE. Since the date it commenced operations of its plant in Belize, SBL has conducted its business only in the ordinary course.

         SECTION 4.10 COMPLIANCE WITH LAWS. To the knowledge of SeaTec, SBL has conducted and continues to conduct its business in all material respects in accordance with all applicable Laws and all applicable Governmental Orders entered by or with any Governmental Authorities, and SBL is in compliance with all such Laws or Governmental Orders, except to the extent that the failure to so conduct or comply therewith would not, in the aggregate, have a Material Adverse Effect on SBL, the business of SBL or on the transactions contemplated hereby

         SECTION 4.11 MATERIAL CONTRACTS AND OTHER INFORMATION.

                  (a) SBL has made available, or within twenty-one (21) days after the date of this Agreement will make available, to Consolidated Water for review and duplication, correct and complete copies (or in the case of oral contracts, summaries thereof) of all of the following contracts and agreements of SBL, together with all material contracts, agreements, leases and subleases to which SBL is a party concerning the management or operation of any real property and all material agreements relating to Intellectual Property (such material contracts and agreements, listed in SCHEDULE 4.11 hereto, collectively, "Material Contracts"):

                           (i) each contract and agreement for the purchase of
inventory or personal property with any supplier or for the furnishing of services to SBL, or otherwise related to the business of SBL under the terms of which SBL; (A) is reasonably anticipated to pay or otherwise give consideration of more than U.S.$50,000 in the aggregate over the remaining term of such contract or (B) cannot cancel without penalty or further payment and without more than 30 days' notice;

                           (ii) each contract and agreement for the sale of
inventory or other personal property or for the furnishing of services by SBL which: (A) is reasonably anticipated to involve consideration of more than U.S.$50,000 in the aggregate during the fiscal year ending December 31, 2000 or in any fiscal year thereafter, (B) is reasonably anticipated to involve consideration of more than U.S.$100,000 in the aggregate over the remaining term of the contract or (C) cannot be canceled by SBL without penalty or further payment and without more than 30 days' notice;



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


                           (iii) all broker, distributor, dealer, manufacturer's
representative, franchise, agency, sales promotion, market research, marketing, consulting and advertising contracts and agreements to which SBL is a party;

                           (iv) all management contracts and contracts with
independent contractors, consultants or other persons (including Affiliates) (or similar arrangements) involving exclusive rights or requiring payments in excess of U.S.$50,000 individually to which SBL is a party and which are not cancelable without penalty or further payment on 30 days' or less notice;

                           (v) all contracts and agreements relating to
indebtedness of SBL in excess of U.S.$50,000 individually or U.S.$100,000 in the aggregate;

                           (vi) all contracts and agreements with any
Governmental Authority to which SBL is a party;

                           (vii) all contracts and agreements that limit or
purport to limit the ability of SBL to compete in any line of business, or with any person, or in any geographic area or during any period of time;

                           (viii) all contracts and agreements between or among
SBL on the one hand and any Affiliate of SBL on the other hand;

                           (ix) all leases and subleases for tangible personal
property having a value in excess of U.S.$50,000; for purposes of this Agreement, the term "lease" shall include any and all leases, subleases, sale/leaseback agreements or similar arrangements.

                           (x) all contracts relating to Intellectual Property
and all contracts relating to real property owned, leased or used by SBL; and

                           (xi) all other contracts and agreements whether or
not made in the ordinary course of business, which are material to SBL or the conduct of its business.

                  (b) Each Material Contract: (i) is valid and binding on SBL and, to the knowledge of SeaTec, is in full force and effect, and (ii) does not contain any term or provision which permits the cancellation, termination or modification thereof as a result of the transactions contemplated by this Agreement. To the knowledge of SeaTec, SBL is not, and no other party to any Material Contract is, in breach of or default under any Material Contract, which breach or default would have a Material Adverse Effect on SBL.

                  (c) Except as set forth in the Material Contracts, there is no contract, agreement or other arrangement granting any person any preferential right to purchase, other than in the ordinary course of SBL's business consistent with past practice, any of the properties, assets or services of SBL.

                  (d) Except as set forth in the Material Contracts, there is no outstanding guarantee or agreement for indemnity or for suretyship either given by or for the benefit of SBL.

                  (e) Prior to the date of this Agreement, or twenty-one (21) days hereafter, SBL has made available, or has caused to be made available, to Consolidated Water for review and duplication, correct and complete copies of the following:

                           (i) the 1999 Financial Statements and all other
financial information reasonably requested by Consolidated Water;

                           (ii) all returns and reports in respect of all taxes
which have been filed with the appropriate Governmental Authorities with respect SBL for each of the past five years;

                           (iii) copies of all current insurance policies of
SBL;

                           (iv) copies of all current manufactures' warranties
on all of SBL's plant equipment;

                           (v) evidence satisfactory in the sole and absolute
judgment of Consolidated Water that SBL owns or has the rights to use all proprietary technology which it utilizes in its business;

                           (vi) copies of all employment agreements between SBL
and each of its employees;

                           (vii) all the documentation and information relating
to the design and operation of SBL's plant;

                           (viii) a complete inventory list of all SBL
equipment, as well as confirmation that all such equipment is operational;

                           (xi) a valuation of SBL's inventory, which is
approved in writing by Consolidated Water; and

                           (x) such other documentation and information as is
reasonably requested by Consolidated Water in order to determine whether to enter into this Agreement.

         SECTION 4.12 INTELLECTUAL PROPERTY.

                  (a) To the knowledge of SeaTec, the conduct of SBL's business as operated on the date hereof and on the Closing Date, does not conflict with, misappropriate or infringe any Intellectual Property rights or franchises of any Person (including, but not limited to, patents, trade secrets or other proprietary rights of any third party), and SBL owns or has the right to use all Intellectual Property necessary for the conduct of its business as operated on the date hereof and on the Closing Date.

                  (b) SeaTec has designed and constructed certain parts necessary for the conduct of SBL's business and operations. As of the Closing, SeaTec hereby grants to Consolidated Water a non-exclusive, non-terminable royalty free license to use such parts in the business and operations of SBL after the Closing. Consolidated Water may not sub-license for the use of such parts; provided, however, that Consolidated Water shall have the right to transfer such license to any third party to whom Consolidated Water may transfer the capital stock or Assets of SBL at any time after the Closing. Such license shall be limited to the use of the parts at the Real Property (as defined in Section 4.13) in connection with the operation of a plant on the Real Property.

         SECTION 4.13 REAL PROPERTY. SBL owns or leases the real property identified in SCHEDULE 4.13 hereto (the "Real Property"). The Real Property comprises all the real property owned, used or occupied by SBL in connection with its business and SBL has never owned any interest in any other real property other than the Real Property. To the knowledge of SeaTec, there is no violation of applicable Law (including, without limitation, any building, planning, zoning law or environmental law) or any covenants, stipulations or conditions relating to any of the Real Property and SBL is in peaceful and undisturbed possession of each parcel of Real Property, except to the extent such violation or failure to be in such possession does not have a Material Adverse Effect. To the knowledge of SeaTec, there are no contractual or legal restrictions that preclude or restrict in any material manner the ability to use any of the Real Property in the manner in which they are currently being used and the Real Property has all rights and easements reasonably necessary for their use and enjoyment for the purposes of SBL's business. SBL is not leasing or subleasing and has not leased or sublet any parcel or any portion of any parcel of Real Property to any other Person, nor has SBL assigned its interest under any lease or sublease for any leased Real Property to any third party. To the knowledge of SeaTec, there are no outstanding material disputes with any Person relating to the Real Property or its use and no notices have been given or received by SBL which would adversely affect the use and enjoyment of the Real Property.

         SECTION 4.14 ASSETS. SBL owns, leases or has the legal right to use all the properties and assets used or intended to be used or required in the conduct of its business and which are material and, with respect to contract rights, is a party to and enjoys the right to the benefits of all material contracts and agreements used and/or intended to be used by SBL or required in or relating to the conduct of its business (such properties, assets and contract rights collectively referred to as the "Assets"). SBL has good title to or, in the case of leased or subleased Assets, valid and subsisting leasehold interests in, all the Assets, free and clear of all Encumbrances. All the Assets are in good operating condition and repair, ordinary wear and tear excepted, and are suitable for the purposes for which they are used and intended.

         SECTION 4.15 SUPPLIERS. SBL has not received any notice, nor is SBL aware, that any supplier (other than SeaTec) will not sell supplies and other goods or provide services to SBL at any time after the date hereof on terms and conditions substantially similar to those used in its current sales to SBL, subject only to general and customary price increases.

         SECTION 4.16 TAXES.

                  (a)      RETURNS AND REPORTS.

                           (i) All returns and reports in respect of all Taxes
required to be filed with respect to SBL or its business have been filed;

                           (ii) all Taxes required to be shown on such returns
and reports or otherwise due have been paid;

                           (iii) all such returns and reports are true, correct
and complete in all material respects;

                           (iv) no adjustment relating to such returns has been
proposed by any tax authority and, to the knowledge of SeaTec or SBL, no basis exists for any such adjustment;

                           (v) there are no pending or to the knowledge of
SeaTec threatened actions or proceedings for the assessment or collection of Taxes against SBL;

                           (vi) SBL has not been at any time a member of any
partnership or joint venture or the holder of a beneficial interest in any trust for any period for which the statute of limitations for any Tax has not expired; and

                           (vii) all Taxes required to be withheld, collected or
deposited by or with respect to SBL have been timely withheld, collected or deposited, as the case may be, and, to the extent required, have been paid to the relevant taxing authority, except to the extent the failure to do so would not have a Material Adverse Effect.

                  (b)      OUTSTANDING TAX ISSUES.

                           (i) There are no outstanding waivers or agreements
extending the statute of limitations for any period with respect to any Tax to which SBL may be subject;

                           (ii) to the knowledge of SeaTec, there are no
proposed reassessments of any property owned by SBL or other proposals that could increase the amount of any Tax to which SBL would be subject; and

                           (iii) no power of attorney that is currently in force
has been granted with respect to any matter relating to Taxes that could affect SBL.

                  (c) Prior to the Closing, SBL will deliver to Consolidated Water correct and complete copies of all filed federal, state and foreign income, franchise and similar tax returns since its formation, and correct and complete summaries of all examination reports, and statements of deficiencies assessed against or agreed to by SBL since its formation.

                  (d) On the 1999 Financial Statements, reserves and allowances have been provided adequate to satisfy all liabilities for Taxes relating to SBL for periods through the date thereof.

         SECTION 4.17 BROKERS. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of SBL.

         SECTION 4.18 ENVIRONMENTAL COMPLIANCE. To the knowledge of SeaTec, SBL and the Real Property are, and at all times since SeaTec and/or SBL have occupied the Real Property have been, in material compliance with all applicable Environmental Laws, except to the extent the failure to be in material compliance would not have a Material Adverse Effect.

         SECTION 4.19 FULL DISCLOSURE. No representation or warranty with respect to SBL contained in this Agreement and the Schedules attached hereto and no written statement contained in any financial, operating or other data furnished since February 17, 2000 to Consolidated Water pursuant to this Agreement, contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained herein or therein not misleading.

         SECTION 4.20 NO IMPLIED REPRESENTATIONS. SBL makes no representations or warranties other than those (a) expressly set forth in this Agreement and the Schedules attached hereto, and (b) in any written statement contained in any financial, operating or other data furnished to Consolidated Water since February 17, 2000, or to be furnished to Consolidated Water pursuant to this Agreement.

                                    ARTICLE V
                    REPRESENTATIONS, WARRANTIES AND COVENANTS
                             WITH RESPECT TO WURSTER

         As an inducement to Consolidated Water to enter into this Agreement, Wurster, as of the date hereof and on the Closing Date, represents and warrants to Consolidated Water as follows:

         SECTION 5.1 TITLE TO THE SHARES. Wurster (a) has good and marketable title to and legal and beneficial ownership of two Shares, has not granted any option or other right to purchase his Shares or any interest therein, and (b) has full right, power and authority to sell, assign, transfer and deliver its Shares hereunder, free and clear of any Encumbrance.

                                   ARTICLE VI
                   REPRESENTATIONS, WARRANTIES AND COVENANTS
                             OF CONSOLIDATED WATER

         As an inducement to each of SeaTec and Wurster to enter into this Agreement, Consolidated Water, as of the date hereof and on the Closing Date, represents, warrants and covenants to each of such Parties as follows:

         SECTION 6.1 ORGANIZATION, QUALIFICATION, ETC. Consolidated Water is a duly organized and validly existing company under the laws of the Cayman Islands, British West Indies, and has all necessary corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been, is currently and is currently anticipated to be conducted.

         SECTION 6.2 INVESTMENT INTENT. Consolidated Water is acquiring the Shares for investment purposes and not with a view to, or for resale in connection with, the distribution or disposition thereof (except in a transaction or transactions permitted under the applicable securities laws).

         SECTION 6.3 AUTHORITY OF CONSOLIDATED WATER. Consolidated Water has all necessary corporate power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Consolidated Water, the performance by Consolidated Water of its obligations hereunder and the consummation by Consolidated Water of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Consolidated Water. This Agreement has been duly executed and delivered by Consolidated Water and (assuming due authorization, execution and delivery by SeaTec) constitutes the legal, valid and binding obligation of Consolidated Water, enforceable against Consolidated Water in accordance with its terms, except as such enforcement may be subject to (a) Bankruptcy or other similar laws now or hereafter in effect relating to creditors' rights generally, and (b) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law).

         SECTION 6.4 NO CONFLICT. Assuming the making and obtaining of all filings, notifications, consents, approvals, authorizations and other actions referred to in SCHEDULE 6.4 hereto, the execution, delivery and performance of this Agreement by Consolidated Water and the consummation of the transactions contemplated hereby do not and will not (a) violate, conflict with or result in the breach of any provision of Consolidated Water's Memorandum of Association and Articles of Association, (b) to the knowledge of Consolidated Water, conflict with or violate any Law or Governmental Order applicable to Consolidated Water, which violation or conflict could, individually or in the aggregate, have a Material Adverse Effect on Consolidated Water. or (c) to the knowledge of Consolidated Water, result in any breach of, constitute a default (or an event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any Encumbrance on any of the assets or properties of Consolidated Water or its business pursuant to, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument, agreement or arrangement to which Consolidated is a party or by which any of such assets or properties is bound or affected which conflict or violation would, individually or in the aggregate, have a Material Adverse Effect on the ability of Consolidated Water to consummate the transactions contemplated hereby.

         SECTION 6.5 CONSENTS AND APPROVALS. The execution, delivery and performance of this Agreement by Consolidated Water do not and will not require, to the knowledge of Consolidated Water, any consent, approval, authorization or other order of, action by, filing with, or notification to, any Governmental Authority or, except as set forth on SCHEDULE 6.5 hereto, any third party.

         SECTION 6.6 LITIGATION. There are no claims or proceedings by or against Consolidated Water or any of Consolidated Water's subsidiaries or any of Consolidated Water's or its subsidiaries' directors, officers, employees or agents pending or to the knowledge of Consolidated Water threatened which, if adversely determined, could reasonably be expected to have a Material Adverse Effect or could reasonably be expected to affect the legality, validity or enforceability of this Agreement.

         SECTION 6.7 BROKERS. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Consolidated Water.

         SECTION 6.8 FULL DISCLOSURE. No representation or warranty of Consolidated Water contained in this Agreement and the Schedules attached hereto and no written statement contained in any financial, operating or other data furnished or to be furnished to SeaTec or SBL pursuant to this Agreement, or in connection with the transactions contemplated by this Agreement, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading.

         SECTION 6.9 NO IMPLIED REPRESENTATIONS. Consolidated Water makes no representations or warranties other than those (a) expressly set forth in this Agreement and the Schedules attached hereto, and (b) in any written statement contained in any financial, operating or other data furnished to the other

Parties since February 17, 2000, or to be furnished to the other Parties pursuant to this Agreement.

                                   ARTICLE VII
                           CONDITIONS AND DELIVERIES

         SECTION 7.1 APPROVAL BY GOVERNMENT OF BELIZE. Within fifteen (15) days after the execution of this Agreement by all of the Parties, SeaTec and SBL shall commence their efforts to seek such approvals from the Governmental Authority of Belize and its Water and Sewerage Authority as are necessary to effectuate the consummation of this Agreement and the transactions contemplated hereunder. SeaTec shall provide Consolidated Water with written notice of the date ("Commence Date") that SeaTec has commenced its efforts to obtain such approvals from the Government of Belize. SeaTec shall keep Consolidated Water fully apprised of its efforts and progress with respect to gaining such approvals. SeaTec shall promptly provide Consolidated Water with copies of all documents relating thereto, and all such documents shall be considered Confidential Information. In the event that either SeaTec or Consolidated Water determines, in its sole discretion, that (i) such approvals will not be obtained or will not be obtained on favorable terms, or (ii) such approvals, or the seeking thereof, will or may adversely impact SBL's contractual relationship with the Government of Belize or its Water and Sewerage Authority, then SeaTec or Consolidated Water, as the case may be, shall have the right to terminate this Agreement prior to Closing by written notice to the other parties hereto. If this Agreement is terminated pursuant to this Section 7.1, then this Agreement shall terminate, except for the provisions of Article IX which shall survive such termination.

         SECTION 7.2 CONDITIONS PRECEDENT TO THE PARTIES' OBLIGATIONS TO CLOSE. In addition to the conditions set forth in Section 7.1 hereof, the obligations of each of SeaTec, Wurster and Consolidated Water hereunder to consummate the transactions contemplated hereby are subject to the satisfaction or, in each Parties' sole discretion, waiver in writing on or before the Closing of each of the following conditions:

                  (a) DELIVERIES. Receipt by the appropriate parties of the items enumerated in Sections 4.11, 7.3, 7.4 and 7.5 hereof;

                  (b) NO PROCEEDING OR LITIGATION. No action, proceeding or litigation shall have been commenced or threatened by any Governmental Authority seeking to restrain or materially alter the transaction contemplated hereby which, in the reasonable good faith determination of SeaTec or Consolidated Water, is likely to render it impossible or unlawful, or otherwise render inadvisable the parties' intent, to consummate the transactions contemplated hereby;

                  (c) RESIGNATION OF DIRECTORS AND OFFICERS. All the directors and officers of SBL have resigned and SBL has delivered to Consolidated Water copies of the letters of resignation from all such officers and directors;

                  (d) COMPLETION OF QUANTITY AND QUALITY TESTS. Prior to the Closing Date, SBL shall have conducted, with the supervision of a representative of Consolidated Water, three eight hour tests examining the production capacity of the SBL plant in terms of quantity ("Quantity Test") and quality ("Quality Test") at "as designed" pressures and flow rates. The Quantity Test shall have demonstrated that the plant produces at least 384,000 U.S. gallons of product water per day, and the Quality Test shall have demonstrated that the plant produces water at no more than 420 milligrams per liter of total dissolved solids before post treatment;

                  (e) NO AMOUNTS OWED TO AFFILIATES. SBL shall not be indebted to any of its Affiliates in any manner;

                  (f) BOARD REPRESENTATION. The Board of Directors of SBL shall consist of all members selected by Consolidated Water; and

                  (g) NO ADVERSE CHANGE. If Consolidated Water reasonably determines as a result of its due diligence review from the date of this Agreement until the Closing Date that there has been a material adverse change in SBL's business, assets, operations or prospects ("Material Adverse Change"), then Consolidated Water shall have the right to terminate this Agreement up to the Closing Date by providing written notice of such termination to SeaTec, SBL and Wurster. Notwithstanding the immediately preceding sentence, Consolidated Water shall not have the right to terminate this Agreement if there is a Material Adverse Change resulting from Consolidated Water's acquisition of the Government of Belize's Water and Sewerage Authority. If this Agreement is terminated by Consolidated Water pursuant to this Section 7.2(h), this Agreement shall terminate and no Party shall have any obligation or liability to the other Party, except for the provisions of Article IX, which shall survive such termination. Consolidated Water acknowledges and understands that any changes in the terms of the agreement between SBL and the Belize Water and Sewerage Authority after the Closing Date shall be at the risk of Consolidated Water, and Consolidated Water shall have no claims against SeaTec, SBL or Wurster as a result of any changes in the terms of such agreement after the Closing Date.

         SECTION 7.3 DELIVERIES BY CONSOLIDATED WATER. On or prior to the Closing, Consolidated Water shall execute (where necessary) and deliver or cause to be delivered to SeaTec and SBL the following documents, certificates and agreements:

                  (a) PURCHASE PRICE. Consolidated Water shall make a wire transfer payment to SeaTec and Wurster in the aggregate amount of $3,832,000 if all of the following conditions are satisfied on the Closing Date: (i) SBL has U.S.$20,000 in cash, (ii) SBL's Water and Sewerage Authority Accounts Receivable equals U.S.$70,000, (iii) SBL has inventory equal to $_________ amount to be set following due diligence, and (iv) SBL has no liabilities except those incurred in the ordinary course of business. If any of these conditions are not satisfied, the Purchase Price shall be reduced or increased dollar for dollar; provided, however, that no adjustment in the Purchase Price shall be made for a change in the Inventory Value unless there is an adjustment in the Inventory Value of at least U.S.$10,000 in which event the Purchase Price shall be reduced or increased dollar for dollar;

                  (b) REPRESENTATIONS AND WARRANTIES. A certificate executed by a duly authorized officer of Consolidated Water certifying that the representations and warranties of Consolidated Water contained in this Agreement are true and correct in all material respects as of the Closing;;

                  (c) RESOLUTIONS. A true and complete copy, certified by the Secretary of Consolidated Water, of the resolutions duly and validly adopted by the board of directors of Consolidated Water evidencing its authorization of the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby;

                  (d) INCUMBENCY CERTIFICATE. A certificate of the Secretary of Consolidated Water certifying the names and signatures of the officers of Consolidated Water authorized to sign this Agreement and the other documents to be delivered hereunder on behalf of Consolidated Water;

                  (e) LEGAL OPINIONS. Opinions of Consolidated Water's counsel, Steel, Hector & Davis LLP and Myers & Alberga, in form and substance satisfactory to SeaTec and SBL.

         SECTION 7.4 DELIVERIES BY SEATEC AND SBL. On or prior to the Closing, SeaTec and SBL shall execute or cause to be executed and deliver or cause to be delivered to Consolidated Water the following documents, certificates and agreements:

                  (a) STOCK CERTIFICATES. A stock certificate representing 998 Shares, together with stock transfer forms duly executed to effect transfer of the Shares to Consolidated Water on the books and records of SBL;

                  (b) REPRESENTATIONS AND WARRANTIES OF SEATEC. A certificate executed by a duly authorized officer of SeaTec certifying that: (i) the representations and warranties relating to SeaTec and SBL contained in this Agreement are true and correct in all material respects as of the Closing, and
(ii) the approvals in Schedules 3.4 and 3.5 hereto have been received;

                  (c) REPRESENTATIONS AND WARRANTIES OF SBL. A certificate executed by a duly authorized officer of SBL certifying that: (i) the representations and warranties relating to SBL contained in this Agreement are true and correct in all material respects as of the Closing, and (ii) the approvals in Schedules 4.4 and 4.5 hereto have been received;

                  (d) RESOLUTIONS OF SEATEC AND SBL. True and complete copies, certified by the Secretaries of SeaTec and SBL, of the resolutions duly and validly adopted by the boards of directors of SeaTec and SBL evidencing their authorization of the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby;

                  (e) INCUMBENCY CERTIFICATES OF SEATEC AND SBL. Certificates of the Secretaries of SeaTec and SBL certifying the names and signatures of the officers of SeaTec and SBL authorized to sign this Agreement and the other documents to be delivered hereunder on behalf of SeaTec and SBL;

                  (f) STAMP DUTIES. SeaTec shall have paid all stamp duties of any kind required by the Government of Belize applicable to or as a result of the transfer of the Shares to Consolidated Water, and shall provide evidence of same to Consolidated Water. This Section 7.4(f) shall survive the Closing;

                  (g) LEGAL OPINIONS. Opinions of SeaTec's counsel, Black & Gerngross, and SBL's counsel, Musa & Balderamos, in form and substance satisfactory to Consolidated Water;

                  (h) STATUTORY BOOKS. SBL's Register of Directors and Managers, Register of Mortgages, Minute Books, Seal and Register of Members, reflecting SeaTec as the registered owner of 998 ordinary shares of SBL, representing 99.8% of the issued and outstanding capital stock of SBL, and Wurster as the registered owner of two ordinary shares of SBL, representing the remaining 0.2% of the issued and outstanding capital stock of SBL, shall be presented to Consolidated Water's counsel for inspection;

                  (i) BANK ACCOUNTS. Transfer of authority to act as the signatory on any bank accounts which SBL maintains, and a notice which Consolidated Water may deliver to all banks in which SBL maintains accounts regarding such transfer of authority; and

                  (j) MODEM AND CONTROL PANEL ACCESS. Consolidated Water shall have been given access codes to the modem and all SBL control programs relating to SBL's plant in Belize, which codes shall enable Consolidated Water to operate the modem and control programs after the Closing.

                  (k) MINISTER'S APPROVAL. Letter of approval from the Minister of Natural Resources granting permission for the transfer of the Shares to Consolidated Water as an alien company under the Aliens Landholding Act.

                  (l) DIRECTORS. Signed resolutions of the Directors of SBL appointing as Directors nominees of Consolidated Water.

         SECTION 7.5 DELIVERIES BY WURSTER. On or prior to the Closing, Wurster shall execute or cause to be executed and deliver or cause to be delivered to Consolidated Water the following documents, certificates and agreements:

                  (a) STOCK CERTIFICATE. A stock certificate representing two Shares, together with stock transfer forms duly executed to effect transfer of the Shares to Consolidated Water on the books and records of SBL;

                                  ARTICLE VIII
                                INDEMNIFICATION

                  SECTION 8.1 SURVIVAL AND LIMITATION ON DAMAGES.

                  (a) All representations and warranties contained in this Agreement, the Schedules attached hereto and made in writing by or on behalf of a Party in response to a written request for information from another Party after February 17, 2000 and prior to the Closing Date shall survive the execution and delivery of this Agreement and the Closing for a period of eighteen (18) months following the Closing Date, and SeaTec, Wurster and SBL shall not have any liability for indemnification to the Consolidated Indemnitees identified in Section 8.2 hereof, including, without limitation, with respect to the matters set forth in Section 8.2, as to which SeaTec, Wurster or SBL has not received a Notice of Claim (as defined in Section 8.4) within such eighteen (18) month period. SeaTec and SBL shall have no liability for indemnification to the Consolidated Indemnitees identified in Section 8.2 hereof arising out of or relating to any matter, fact or circumstance of which Consolidated Water has been provided with explicit written information by SeaTec or SBL prior to the Closing Date.

                  (b) SeaTec, Wurster and SBL shall have no liability (for indemnification or otherwise) to the Consolidated Indemnitees identified in
Section 8.2 hereof, including without limitation, the matters set forth in
Section 8.2 hereof, until the total of all Consolidated Claims exceeds U.S.$200,000 (the "Tipping Amount"); provided that if, in any such case, the aggregate amount of such Consolidated Claims (as defined in Section 8.2 hereof) exceeds the Tipping Amount, then the applicable indemnifying party hereunder shall be obligated to pay the full amount of such Consolidated Claims, including the Tipping Amount.

                  (c) Notwithstanding anything to the contrary in this Agreement, SeaTec's and SBL's aggregate liability to the Consolidated Indemnitees identified in Section 8.2 hereof, including, without limitation, with respect to the matters set forth in Section 8.2 hereof, shall not exceed the Purchase Price.

         SECTION 8.2 CONSOLIDATED WATER'S RIGHT TO INDEMNIFICATION. Subject to the provisions of this Article VIII and in addition to any other rights and remedies available to Consolidated Water under applicable law, SeaTec agrees to indemnify and hold harmless Consolidated Water and any of its officers, directors, shareholders, employees, agents, successors and assigns (the

"Consolidated Indemnitees") from and against any and all losses, obligations, liabilities, damages, claims, deficiencies, costs and expenses (including, but not limited to, the amount of any settlement entered into pursuant hereto and all reasonable legal and other expenses incurred in connection with the investigation, prosecution or defense of the matter) (collectively "Consolidated Claims"), which may be sustained or incurred by Consolidated Water in connection with, arising out of, or relating to (i) any breach of any, or any false, incorrect or misleading, representation or warranty that is made by SeaTec and/or SBL herein or in any Exhibit, Schedule, certificate or other document delivered since February 17, 2000 to Consolidated Water by SeaTec or SBL pursuant to this Agreement and that is qualified as to materiality, (ii) any material breach of, or any materially false, incorrect or misleading, representation or warranty that is made by SeaTec and/or SBL herein or in any Exhibit, Schedule, certificate or other document delivered to Consolidated Water by SeaTec with respect to SeaTec or SBL pursuant to this Agreement and that is qualified as to materiality, (iii) any material breach of any agreements and covenants made by SeaTec and/or SBL herein or in any Exhibit, Schedule, certificate or other document delivered since February 17, 2000 to Consolidated Water by SeaTec with respect to SeaTec or SBL in connection with this Agreement, and (iv) any and all costs and expenses (including reasonable attorneys' fees) incurred by Consolidated Water in connection with the enforcement of its rights under this Agreement.

         SECTION 8.3 SEATEC'S RIGHTS TO INDEMNIFICATION. Subject to the provisions of this Article VIII and in addition to any other rights and remedies that may be available to SeaTec under applicable law, Consolidated Water agrees to indemnify and hold harmless Wurster, SeaTec, SBL and their respective officers, directors, shareholders, employees, agents, representatives, attorneys, successors, predecessors and assigns (the "SeaTec Indemnitees") from and against Claims which may be asserted against or sustained or incurred by the SeaTec Indemnitees in connection with, arising out of, or relating to (i) any breach of any, or any false, incorrect or misleading, representation or warranty that is made by Consolidated Water herein or in any Exhibit, Schedule, certificate or other document delivered to the SeaTec Indemnitees by or on behalf of Consolidated Water in connection with this Agreement and that is qualified as to materiality, (ii) any material breach of, or any materially false, incorrect or misleading, representation or warranty that is made by Consolidated Water herein or in any Exhibit, Schedule, certificate or other document delivered to the SeaTec Indemnitees by or on behalf of Consolidated Water in connection with this Agreement and that is qualified as to materiality,
(iii) any breach of any agreements and covenants made by Consolidated Water herein or in any Exhibit, Schedule, certificate or other document delivered to the SeaTec Indemnitees by or on behalf of Consolidated Water in connection with this Agreement, and (iv) any and all costs and expenses incurred by the SeaTec Indemnitees in connection with the enforcement of their rights under this Agreement. Notwithstanding the foregoing, Consolidated Water's aggregate liability under this Article VIII shall not exceed the Purchase Price. Notwithstanding anything contained herein to the contrary, Consolidated Water shall not have any liability for indemnification to the SeaTec Indemnitees, including, without limitation, with respect to the matters set forth in this
Section 8.3, as to which Consolidated Water has not received a Notice of Claim (as defined in Section 8.4) within a period of eighteen (18) months following the Closing Date.

         SECTION 8.4 PROCEDURE FOR CLAIMS.

                  (a) NOTICE OF CLAIM. Promptly, but in any event within 30 days after obtaining knowledge of any claim or demand which may give rise to, or could reasonably give rise to, a claim for indemnification hereunder (any such claim an "Indemnification Claim"), the party or parties entitled to indemnification hereunder (the "Indemnified Party") shall give written notice to the party or parties subject to indemnification obligations therefor (the "Indemnifying Party") of such Indemnification Claim (a "Notice of Claim"). A Notice of Claim shall be given with respect to all Indemnification Claims then known; PROVIDED, HOWEVER, that the failure to timely give a Notice of Claim to the Indemnifying Party shall not relieve the Indemnifying Party from any liability that it may have to the Indemnified Party hereunder to the extent that the Indemnifying Party is not prejudiced by such failure. Subject to Section 8.1 hereof, no Indemnified Party shall be entitled to give a Notice of Claim with respect to any representation and warranty eighteen (18) months from the Closing Date. The Notice of Claim shall set forth the amount (or a reasonable estimate) of the loss, damage or expense suffered, or which may be suffered, by the Indemnified Party as a result of such Indemnification Claim and a brief description of the facts giving rise to such Indemnification Claim. The Indemnified Party shall furnish to the Indemnifying Party such information (in reasonable detail) as the Indemnified Party may have with respect to such Indemnification Claim (including copies of any summons, complaint or other pleading which may have been served on it and any written claim, demand, invoice, billing or other document evidencing or asserting the same).

                  (b)      THIRD PARTY CLAIMS.

                           (i)      If the claim or demand set forth in the
Notice of Claim is a claim or demand asserted by a third party (a "Third Party Claim"), the Indemnifying Party shall have 15 days (or such shorter period if an answer or other response or filing with respect to the pleadings served by the third party is required prior to the 15th day) after the date of receipt by the Indemnifying Party of the Notice of Claim (the "Notice Date") to notify the Indemnified Party in writing of the election by the Indemnifying Party to defend the Third Party Claim on behalf of the Indemnified Party.

                           (ii)     If the Indemnifying Party elects to defend a
Third Party Claim on behalf of the Indemnified Party, the Indemnified Party shall make available to the Indemnifying Party and its agents and representatives all records and other materials in its possession which are reasonably required in the defense of the Third Party Claim and subject to the limitations set forth in this Article VIII, the Indemnifying Party shall pay any expenses payable in connection with the defense of the Third Party Claim as they are incurred (whether incurred by the Indemnified Party or Indemnifying Party).

                           (iii)    In no event may the Indemnifying Party
settle or compromise any Third Party Claim without the Indemnified Party's consent, which shall not be unreasonably withheld.

                           (iv)     If the Indemnifying Party elects to defend a
Third Party Claim, the Indemnified Party shall have the right to participate in the defense of the Third Party Claim, at the Indemnified Party's expense (and without the right to indemnification for such expense under this Agreement); PROVIDED, HOWEVER, that subject to the limitations set forth in this Article VIII, the reasonable fees and expenses of counsel retained by the Indemnified Party shall be at the expense of the Indemnifying Party if (A) the use of the counsel chosen by the Indemnifying Party to represent the Indemnified Party would present such counsel with a conflict of interest; (B) the parties to such proceeding include both the Indemnified Party and the Indemnifying Party and there may be legal defenses available to the Indemnified Party which are different from or additional to those available to the Indemnifying Party; (C) within 10 days after being advised by the Indemnifying Party of the identity of counsel to be retained to represent the Indemnified Party, the Indemnified Party shall have objected to the retention of such counsel for valid reasons (which shall be stated in a written notice to Indemnifying Party), and the Indemnifying Party shall not have retained different counsel reasonably satisfactory to the Indemnified Party; or (D) the Indemnifying Party shall authorize the Indemnified Party to retain separate counsel at the expense of the Indemnifying Party.

                           (v)      Subject to the limitations set forth in this
Article VIII, if the Indemnifying Party does elect to defend a Third Party Claim, or does not defend a Third Party Claim in good faith, the Indemnified Party shall have the right, in addition to any other right or remedy it may have hereunder, at the sole and exclusive expense of the Indemnifying Party, to defend such Third Party Claim; PROVIDED, HOWEVER, that such expenses shall be payable by the Indemnifying Party only if and when such Third Party Claim becomes payable.

                           (vi)     To the extent that an Indemnified Party
recovers on a Third Party Claim, the amount of such recovery (after deduction of all costs and expenses incurred in connection with such Third Party Claim) shall reduce, dollar-for-dollar, the indemnification obligation otherwise owing by the Indemnifying Party.

                  (c) COOPERATION IN DEFENSE. The Indemnified Party shall cooperate with the Indemnifying Party in the defense of a Third Party Claim. Subject to the foregoing, (i) the Indemnified Party shall not have any obligation to participate in the defense of or to defend any Third Party Claim, and (ii) the Indemnified Party's defense of or its participation in the defense of any Third Party Claim shall not in any way diminish or lessen its right to indemnification as provided in this Agreement.

                  (d) PERIODIC PAYMENTS. Any indemnification required by this
Article VIII shall be made by periodic payments during the investigation or defense as and when bills are received or costs, disbursements or expenses incurred.

                                   ARTICLE IX
                                CONFIDENTIALITY

         SECTION 9.1 CONFIDENTIAL INFORMATION. Each Party shall keep confidential and not disclose to any third party (except as expressly permitted under this Agreement) all Confidential Information obtained from the other parties hereto in connection with the negotiation of this Agreement and the transactions contemplated hereby. Except as permitted by SBL in writing, Consolidated Water shall not use the Confidential Information to develop or operate a business which directly competes with the business of SBL, prior to completing the purchase of the Shares pursuant to this Agreement.

         SECTION 9.2 PERMITTED DISCLOSURES. Notwithstanding the provisions of
Section 9.1 hereof, (a) any Party may disclose any Confidential Information to its attorneys, accountants, agents or other representatives (collectively, "Representatives") so long as the Representatives are informed of the confidential nature of the Confidential Information and the limited purposes for which it may be used; (b) if in the written opinion of the disclosing Party's legal counsel, disclosure is required pursuant to any applicable Laws; or (c) if legally compelled by Governmental Order, judicial or administrative order, deposition, interrogatory, request for documents, subpoena, investigative demand or other discovery process. However, in the case of the foregoing clause (c), the disclosing Party shall use its reasonable best efforts to prevent disclosure of the Confidential Information by legal means including, if applicable, attempting to obtain a protective order.

         SECTION 9.3 SEATEC AND SBL EMPLOYEES. For a period of five (5) years following the date of this Agreement, Consolidated Water, and any Affiliates thereof, shall not, directly or indirectly, solicit for employment, employ or retain in any manner any person who was or is employed by SeaTec or SBL during such period except upon the prior written consent of SeaTec; provided, however, that if Consolidated Water completes the purchase of the Shares pursuant to this Agreement, the restrictions relating to the employees of SBL set forth in this Section shall immediately terminate.

         SECTION 9.4 RETURN OF CONFIDENTIAL INFORMATION. If the purchase of the Shares pursuant to this Agreement is not completed for any reason, then Consolidated Water (i) will promptly deliver to SeaTec all documents or other materials furnished by SBL or SeaTec constituting Confidential Information, together with all copies and summaries thereof in the possession or under the control of Consolidated Water or its Representatives, and (ii) will destroy materials generated by Consolidated Water or its Representatives that include or refer to any part of the Confidential Information, without retaining a copy of any such material.

         SECTION 9.5 ENFORCEMENT. It is the intent and understanding of the Parties that the covenants and restrictions set forth in Article IX are reasonable and enforceable. If a court or arbitrator having jurisdiction determines that any such covenant or restriction is unenforceable for any reason whatsoever, then it is the intent of the Parties that the court or arbitrator making such determination shall have the power to reduce or limit the covenant or restriction in such a manner that the covenant or restriction will be enforceable in its reduced or limited form. Except as expressly stated herein, the Parties acknowledge that the restrictions set forth in this Article IX are independent covenants which shall survive the expiration or termination of this Agreement. The Parties agree that they shall be entitled to enforce these restrictions through all legal means, including without limitation, injunctive relief.

                                    ARTICLE X
                        DEFAULT AND REMEDIES FOR DEFAULT

         SECTION 10.1 EVENTS OF DEFAULT. Any one or more of the following events shall be considered an event of default under this Agreement ("Event of Default"):

                  (a) Any Party hereto materially fails to abide by, observe, or perform any of the covenants, conditions or agreements contained in this Agreement or any of the other agreements referenced in this Agreement.

                  (b) Any representation or warranty made by any Party in this Agreement or any other document referenced in this Agreement proves to be false or erroneous or any statement, certificate, or information furnished since February 17, 2000 by the Parties proves to be false or erroneous and the breach of such representation or warranty has a Material Adverse Effect on the non-breaching Parties.

         SECTION 10.2 NOTICE. When an Event of Default has occurred, the breaching Party shall immediately give written notice thereof to the non-breaching Party.

         SECTION 10.3 REMEDIES. If an Event of Default occurs, the non-breaching Party may pursue any remedies available at law or in equity.

                                   ARTICLE XI
                               GENERAL PROVISIONS

         SECTION 11.1 EXPENSES. Except as otherwise specified in this Agreement, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses.

         SECTION 11.2 NOTICES. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made) upon the earliest to occur of
(a) receipt, if made by personal service, (b) three days after delivery, if made by reputable overnight courier service, (c) upon the delivering Party's receipt of a written confirmation of a transmission made by cable, by telecopy, by telegram, or by telex or (d) seven days after being mailed by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 11.2):

                  (a)      if to Consolidated Water:

                           P.O. Box 1114
                           Grand Cayman, British West Indies
                           Attention: President
                           Telecopy:  (345) 945-4191

                           with a copy to:

                           Steel Hector & Davis LLP
                           200 South Biscayne Boulevard
                           Miami, Florida  33131-2398
                           Attention: Leslie J. Croland, P.A.
                           Telecopy:  (305) 577-7001

                  (b)      if to SeaTec, SBL or Wurster:

                           1516 Cypress Drive
                           Jupiter, Florida 33469
                           Attention: William G. Wurster
                           Telecopy:  (561) 744-5569

                           with a copy to:

                           Black & Gerngross
                           1617 John F. Kennedy Blvd., Suite 1575
                           Philadelphia, Pennsylvania 19103
                           Attention: James J. Black, III
                           Telecopy:  (215) 636-0268

         SECTION 11.3 PUBLIC ANNOUNCEMENTS. Except as required by Law or any applicable Governmental Authority, no Party to this Agreement shall make, or cause to be made, any disclosure, including, without limitation, any press release or public announcement in respect of this Agreement or the transactions contemplated hereby without the prior written consent of the other party.

         SECTION 11.4 HEADINGS. The descriptive headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

         SECTION 11.5 SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party.

         SECTION 11.6 ENTIRE AGREEMENT. This Agreement, including all of the Exhibits and Schedules attached hereto which are incorporated herein by this reference, constitute the entire agreement of the Parties hereto with respect to the subject matter hereof and thereof and supersede all prior representations, warranties, statements, covenants, agreements and undertakings, both written and oral, made by or between the Parties with respect to the subject matter hereof and thereof.

         SECTION 11.7 ASSIGNMENT. This Agreement and the rights and duties hereunder may not be assigned or assumed by operation of law or otherwise (other than an assignment by Consolidated Water to an Affiliate of Consolidated Water) without the express prior written consent of the other Parties hereto (which consent may be granted or withheld in the sole discretion of such other Parties, as applicable).

         SECTION 11.8 AMENDMENT; WAIVER. This Agreement may not be amended or modified except by an instrument in writing signed by, or on behalf of, each Party hereto. Each Party to this Agreement may (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) waive any inaccuracies in the representations and warranties of the other Parties contained herein or in any document delivered by the other Party pursuant hereto or (c) waive compliance with any of the agreements or conditions of the other Parties contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by all of the other Parties to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition, of this Agreement. The failure of any Party to assert any of its rights hereunder shall not constitute a waiver of any of such rights.

         SECTION 11.9 GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Florida that are applicable to contracts executed in and to be performed entirely within that jurisdiction (without regard to its principles regarding conflicts of law).

         SECTION 11.10 JURISDICTION; SERVICE OF PROCESS. Each of the parties hereto agrees that all actions or proceedings initiated by any party hereto and arising directly or indirectly out of this Agreement which are brought to judicial proceedings shall be litigated in Florida courts sitting in Miami-Dade County, Florida. Each of the parties hereto expressly submits to the jurisdiction of the above-referenced courts and consents to process being served in any suit, action or proceeding of the nature referred to above either (a) by the mailing of a copy thereof by registered or certified mail, postage prepaid, return receipt requested, to its address as set forth herein, or (b) by serving a copy thereof upon such party's authorized agent for service of process (to the extent permitted by applicable law, regardless whether the appointment of such agent for service of process for any reason shall prove to be ineffective or such agent for service of process shall accept or acknowledge such service); PROVIDED that, to the extent lawful and practicable, written notice of said service upon said agent shall be mailed by registered or certified mail, postage prepaid, return receipt requested, to the party at its address as set forth herein. Each party hereto agrees that such service, to the fullest extent permitted by law, (i) shall be deemed in every respect effective service of process upon it in any such suit, action or proceeding, and (ii) shall be taken and held to be valid personal service upon and personal delivery to it.

         SECTION 11.11 COUNTERPARTS. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

         SECTION 11.12 ATTORNEYS' FEES. If any legal action or other proceeding is brought for the enforcement of this Agreement, the prevailing Party shall be entitled to recover reasonable attorneys' fees and other costs incurred in that action or proceeding, in addition to any other relief to which it may be entitled.

         SECTION 11.13 FURTHER ACTION. Each of the Parties hereto shall use all reasonable efforts to take, or cause to be taken, all appropriate action, do or cause to be done all things reasonably necessary, proper or advisable under applicable Law, and execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement and consummate and make effective the transactions contemplated by this Agreement.

         SECTION 11.14 DISCLOSURE ON SCHEDULES. If any item or fact is disclosed on a Schedule to this Agreement, and such item or fact is required to be disclosed on any other Schedule(s) to this Agreement, then such item or fact shall be deemed to have been disclosed on such other Schedule(s).

         SECTION 11.15 USE OF SEATEC NAME. Within 30 days following Closing, Consolidated Water shall commence and diligently pursue all steps necessary to cause SBL to change its name to a name which does not include the name "SeaTec" or any variant thereof. Consolidated Water, for itself and its Affiliates, covenants and agrees that Consolidated Water and its Affiliates will not use the name "SeaTec" or any variant thereof at any time following execution of this Agreement, and such covenant and agreement shall survive indefinitely notwithstanding any other term of this Agreement.

         IN WITNESS WHEREOF, SeaTec, William G. Wurster, SBL and Consolidated Water have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                              SEATEC SYSTEMS, INC.

                              By: /s/ William G. Wurster
                                 ------------------------------------------
                                      Name: William G. Wurster
                                     Title: Vice President

                              WILLIAM G. WURSTER
                             (solely with respect to Article V and Section 7.5)

                              By: William G. Wurster
                                 ------------------------------------------

                              SEATEC BELIZE LIMITED
                             (solely with respect to Article IV and
                              Sections 7.1, 7.2 and 7.4)

                              By: /s/ William G. Wurster
                                 ------------------------------------------
                                      Name: William G. Wurster
                                     Title: Vice President

                              CONSOLIDATED WATER CO. LTD.

                              By: /s/ Jeffrey M. Parker
                                 ------------------------------------------
                                      Name: Jeffrey M. Parker
                                     Title: Chairman & CEO

                                  SCHEDULES TO
                            STOCK PURCHASE AGREEMENT
                                      AMONG
                   SEATEC SYSTEMS, INC. AND WILLIAM G. WURSTER
                                   AS SELLERS,

                              SEATEC BELIZE LIMITED
                                       AND
                           CONSOLIDATED WATER CO. LTD.
                                    AS BUYER

                               DATED JUNE 27, 2000

SCHEDULES 3.4, 3.5, 4.4 AND 4.5:

         Approval of the following governmental authorities is required in order to complete the contemplated transactions without Material Adverse Effect to SeaTec Belize Limited:

                  Water and Sewerage Authority of the Government of Belize

                  Minister Responsible for Lands of the Government of Belize

                  Director of Exchange Control of the Central Bank of Belize

SCHEDULE 4.2:

         None, other than those which may exist by virtue of law or the SeaTec Belize Limited's Memorandum or Articles of Association

SCHEDULE 4.11:

                  Water Purveyor Contract between SeaTec Systems, Inc. and the Water and Sewerage Authority of the Government of Belize, dated June 26, 1992, as amended by amendments dated October 19, 1992 and November 1, 1995

                  Lease between the Government of Belize and SeaTec Systems, Inc. dated April 27, 1993 for land identified as San Pedro, Block 7, Parcel 1870/1

                  Certificate of Lease dated May 18, 1993 issued by the Registrar of Lands of the Government of Belize with respect to land identified as San Pedro, Block 7, Parcel 1870/1

                  Equipment Loan Contract between SeaTec Belize Limited and Texaco Belize Limited, dated June 17, 1996

                  Letter from the Minister of Finance of the Government of Belize to SeaTec Systems, Inc. dated June 26, 1992

                  Approved Enterprise (SeaTec Belize Limited) Order, 1993 (Statutory Instrument No. 16 of 1993) issued by the Minister of Economic Development of the Government of Belize

                  Gross Receipts Tax (Exemption) (SeaTec Belize Limited) Order, 1995 (Statutory Instrument No. 57 of 1995) issued by the Minister of Economic Development of the Government of Belize

                  Approved Enterprise (SeaTec Belize Limited) (Amendment) Order, 1995 (Statutory Instrument No. 61 of 1995) issued by the Minister of Economic Development of the Government of Belize

SCHEDULE 4.13:

                  SeaTec Belize Limited is the lessee of land identified as San Pedro, Block 7, Parcel 1870/1 pursuant to a Lease between the Government of Belize and SeaTec Systems, Inc. dated April 27, 1993

SCHEDULES 6.4 AND 6.5:

                  Central Bank of Belize

                  European Investment Bank